Exhibit 24.1

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Jennifer L. Slater and Dennis Bowe, and each of them individually, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that either said attorney-in-fact and agent or his or her substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jennifer L. Slater	Chief Executive Officer (Principal Executive Officer)	October 24, 2024
Jennifer L. Slater

/s/ Dennis Bowe	Vice President, Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)	October 24, 2024
Dennis Bowe

/s/ Jack Liebau	Chairman and Director	October 24, 2024
F. Jack Liebau, Jr.

/s/ Matteo Anversa	Director	October 24, 2024
Matteo Anversa

/s/ Tina Chang	Director	October 24, 2024
Tina Chang

/s/ Thomas W. Florsheim	Director	October 24, 2024
Thomas W. Florsheim, Jr.

/s/ Bruce M. Lisman	Director	October 24, 2024
Bruce M. Lisman